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                                                                    EXHIBIT 99.1

                              [NEOSTAR LETTERHEAD]


FOR IMMEDIATE RELEASE

FOR:         NEOSTAR RETAIL GROUP, INC.
Contact:     Paul R. Streiber 817/424-2186



           NEOSTAR RETAIL GROUP UNABLE TO REACH FINANCING ARRANGEMENT

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                      COMPANY TO PURSUE AUCTION OF ASSETS
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         DALLAS, TX, NOVEMBER 11, 1996 -- NeoStar Retail Group, Inc. (NASDAQ:
NEOSQ), parent company of Babbage's and Software Etc., announced that its previously reported discussions with Leonard Riggio, a director and stockholder of NeoStar, concerning possible financial support had ended when its debtor-in-possession ("DIP") lenders, its trade creditors and Riggio were unable to reach agreement on the terms of the financing transaction. NeoStar said that, due to the absence of other viable financing alternatives, it has decided to auction its assets.

         NeoStar's Chairman, Thomas G. Plaskett, said that NeoStar is in the process of seeking Bankruptcy Court authorization to proceed with the auction plan. He also said that NeoStar was in discussions with its DIP lenders concerning financing during the auction process. Plaskett said that vendors are being notified to stop shipping new inventory.

         Last week, Plaskett reported that NeoStar had been unable to achieve the level of trade credit necessary to acquire adequate inventory to stock its stores and to meet the requirements of its DIP financing. Plaskett said the shortfall in trade credit resulted in a default under the Company's DIP credit facility. Due to the default, the DIP lenders are no longer obligated to make additional advances under the DIP credit facility.



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         NeoStar filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in Federal Bankruptcy Court in Dallas on September 16, 1996.

         NeoStar Retail Group is the nation's leading chain of consumer software specialty stores. It employs more than 5,000 people and operates more than 650 stores in 49 states, the District of Columbia, Puerto Rico and Canada primarily under the names Software Etc. and Babbage's. Virtually all of the Company's stores are located in major regional shopping malls.

         "THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future operating results, the financial condition of the Company, bankruptcy court approval of those actions requiring such approval, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

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